Exhibit 33.1

SERVICER ANNUAL CERTIFICATE

CenterPoint Energy Restoration Bond Company II, LLC

$401,521,000 Series 2025-A Senior Secured System Restoration Bonds

The undersigned hereby certifies that the undersigned is the duly elected and acting Vice President and Treasurer of CENTERPOINT ENERGY HOUSTON ELECTRIC, LLC, as servicer (the “Servicer”), under the System Restoration Property Servicing Agreement dated as of September 17, 2025 (the “Servicing Agreement”) by and between the Servicer and CENTERPOINT ENERGY RESTORATION BOND COMPANY II, LLC (the “Issuer”) and further certifies that:

1.            The undersigned is responsible for assessing the Servicer’s compliance with the servicing criteria set forth in Item 1122(d) of Regulation AB (the “Servicing Criteria”).

2.            With respect to each of the Servicing Criteria, the undersigned has made the following assessment of the Servicing Criteria in accordance with Item 1122(d) of Regulation AB, with such discussion regarding the performance of such Servicing Criteria during the period from September 17, 2025 to December 31, 2025, and covered by the Issuer’s annual report on Form 10-K (such fiscal year, the “Assessment Period”):

Regulation AB Reference	Servicing Criteria	Assessment
General Servicing Considerations
1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.	Applicable; assessment below.
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.	Not applicable; no servicing activities were outsourced.
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for pool assets are maintained.	Not applicable; transaction agreements do not provide for a back-up servicer.
1122(d)(1)(iv)	A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.	Not applicable; Texas Commission rules impose credit standards on REPs who handle customer collections and govern performance requirements of utilities; transaction agreements do not require a fidelity bond or errors and omissions policy.
1122(d)(1)(v)	Aggregation of information, as applicable, is mathematically accurate and the information conveyed accurately reflects the information	Applicable.
Cash Collection and Administration
1122(d)(2)(i)	Payments on pool assets are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two Business Days following receipt, or such other number of days specified in the transaction agreements.	Applicable.

1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.	Not applicable; no disbursements on behalf of obligors or to investors are made by Servicer by means of wire transfer.
1122(d)(2)(iii)	Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.	Applicable; no advances by the Servicer are permitted under the transaction agreements, except for payments of certain indemnities and Excess Remittances.
1122(d)(2)(iv)	The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.	Applicable, but no current assessment is required since the related accounts are maintained by the Trustee.
1122(d)(2)(v)	Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) under the Exchange Act.	Applicable, but no current assessment required; all “custodial accounts” are maintained by the Trustee.
1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.	Not applicable; all payments made by wire transfer.
1122(d)(2)(vii)	Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.	Applicable; assessment below. Reconciliations as to REP accounts are limited to confirming that the funds in any REP’s account known to the Servicer are at least in the amount required by the Servicer.
Investor Remittances and Reporting
1122(d)(3)(i)	Reports to investors, including those to be filed with the SEC, are maintained in accordance with the transaction agreements and applicable SEC requirements. Specifically, such reports: (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the SEC as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of pool assets serviced by the servicer.	Applicable; assessment below.

1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.	Not applicable; investor records maintained by the Trustee.
1122(d)(3)(iii)	Disbursements made to an investor are posted within two Business Days to the servicer’s investor records, or such other number of days specified in the transaction agreements.	Applicable.
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.	Applicable; assessment below.
Pool Asset Administration
1122(d)(4)(i)	Collateral or security on pool assets is maintained as required by the transaction agreements or related pool asset documents.	Applicable; assessment below.
1122(d)(4)(ii)	Pool assets and related documents are safeguarded as required by the transaction agreements.	Applicable; assessment below.
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.	Not applicable; no removals or substitutions of System Restoration Property are contemplated or allowed under the transaction documents.
1122(d)(4)(iv)	Payments on pool assets, including any payoffs, made in accordance with the related pool asset documents are posted to the servicer’s obligor records maintained no more than two Business Days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related pool asset agreements.	Applicable; assessment below. Payments received from REPs are posted to the Servicer’s records and funds transferred to the Trustee.
1122(d)(4)(v)	The servicer’s records regarding the pool assets agree with the servicer’s records with respect to an obligor’s unpaid principal balance.	Not applicable; because underlying obligation (System Restoration Charge) is not an interest-bearing instrument.
1122(d)(4)(vi)	Changes with respect to the terms or status of an obligor’s pool assets (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.	Applicable; assessment below.
1122(d)(4)(vii)	Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.	Applicable; limited assessment below. Servicer actions governed by PUCT Regulations.

1122(d)(4)(viii)	Records documenting collection efforts are maintained during the period a pool asset is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent pool assets including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).	Applicable, but does not require assessment since no explicit documentation requirement with respect to delinquent accounts are imposed under the transaction agreements due to availability of “true-up” mechanism; and any such documentation is maintained in accordance with applicable Texas Commission rules and regulations.
1122(d)(4)(ix)	Adjustments to interest rates or rates of return for pool assets with variable rates are computed based on the related pool asset documents.	Not applicable; System Restoration Charges are not interest-bearing instruments.
1122(d)(4)(x)	Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s pool asset documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable pool asset documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related pool assets, or such other number of days specified in the transaction agreements.	Applicable; Servicer maintains REP deposit accounts in accordance with PUCT rules and regulations.
1122(d)(4)(xi)	Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.	Not applicable; Servicer does not make payments on behalf of obligors.
1122(d)(4)(xii)	Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the servicer’s funds and not charged to the obligor unless the late payment was due to the obligor’s error or omission.	Not applicable; Servicer cannot make advances of its own funds on behalf of customers under the transaction agreements.
1122(d)(4)(xiii)	Disbursements made on behalf of an obligor are posted within two Business Days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements.	Not applicable; Servicer cannot make advances of its own funds on behalf of customers to pay principal or interest on the Bonds.
1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.	Applicable; assessment below.
1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.	Not applicable; no external enhancement is required under the transaction agreements.

3.            To the best of the undersigned’s knowledge, based on such review, the Servicer is in compliance in all material respects with the applicable servicing criteria set forth above as of and for the period ended the end of the fiscal year covered by the Issuer’s annual report on Form 10-K. While not a Servicer Default, during 2025, (i) on three occasions the Servicer did not timely assess a 5% late-payment penalty to the late paying REP and (ii) on six occasions the Servicer did not timely direct the Trustee to assess the REP Deposit of the late paying REP for the late payment. The Servicer has changed its policies and procedures to make sure that (i) late-payment penalties are assessed on the 36th day after the billing date (or the next Servicer Business Day if such 36th day is not a Servicer Business Day) and (ii) it directs the Trustee on the 46th day after the billing date (or the next Servicer Business Day if such 46th day is not a Servicer Business Day) to assess the appropriate REP Deposit for the late payment if the late payment has not been made by such 46th day.

4.            A registered independent public accounting firm has issued an attestation report in accordance with Section 1122(b) of Regulation AB on its assessment of compliance with the applicable servicing criteria as of and for the period ended the end of the fiscal year covered by the Issuer’s annual report on Form 10-K.

5.            Capitalized terms used but not defined herein have their respective meanings as set forth in the Servicing Agreement.

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Servicer Annual Certificate this 30th day of March, 2026.

CENTERPOINT ENERGY HOUSTON ELECTRIC, LLC, as Servicer

By:	/s/ Patricia L. Martin
	Name:	Patricia L. Martin
	Title:	Vice President and Treasurer